Exhibit 99.5

Reporting Person	Date	Number of Shares Sold	Price per Share ($)*	Price Range ($)**
Deerfield Private Design Fund III, L.P.	7/23/2025	86,430	$18.02	$18.00 - $18.16
Deerfield Private Design Fund IV, L.P.	7/23/2025	86,432	$18.02	$18.00 - $18.16
Deerfield Private Design Fund III, L.P.	7/24/2025	64,868	$18.01	$18.00 - $18.09
Deerfield Private Design Fund IV, L.P.	7/24/2025	64,867	$18.01	$18.00 - $18.09
Deerfield Private Design Fund III, L.P.	7/25/2025	1,389	$18.01	$18.00 - $18.03
Deerfield Private Design Fund IV, L.P.	7/25/2025	1,389	$18.01	$18.00 - $18.03
Deerfield Private Design Fund III, L.P.	7/28/2025	245,162	$18.36	$18.00 - $18.58
Deerfield Private Design Fund IV, L.P.	7/28/2025	245,162	$18.36	$18.00 - $18.58
Deerfield Private Design Fund III, L.P.	7/29/2025	25,030	$18.05	$18.00 - $18.50
Deerfield Private Design Fund IV, L.P.	7/29/2025	25,029	$18.05	$18.00 - $18.50
Deerfield Private Design Fund III, L.P.	7/30/2025	88,781	$18.22	$18.00 - $18.42
Deerfield Private Design Fund IV, L.P.	7/30/2025	88,781	$18.22	$18.00 - $18.42

* Price per share reported is a weighted average price. The Reporting Persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in the “Price Range” column of this Exhibit 99.5.

** The shares were sold in multiple transactions at prices within the price range indicated (unless otherwise indicated).